Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Workhorse Group Inc. (the “Company”) of our report dated March 14, 2018 (May 9, 2018 as to the effect of the restatement), with respect to the financial statements which appear in the Annual Report on Form 10-K of the Company for the year ended December 31, 2018, filed with the Securities and Exchange Commission, and to all references to our Firm included in this Registration Statement.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio

March 27, 2019